SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 17, 2010	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01:  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 1.02:  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03:  CREATION OF A DIRECT FINANCIAL OBLIGATION

On February 12, 2010, the Company refinanced the mortgage loan secured by Royal Sonesta Hotel Boston (the “Hotel”).

An existing non-recourse loan in the principal amount of $31,645,000 was paid off.  This loan, which was to mature in July 2010, carried an interest rate of 8.6%.  Monthly payments of principal and interest were $332,911.

The loan was replaced with a $32 million loan from RBS Citizens National Association (“Citizens”).  This loan, which will mature March 1, 2015, has a 6.4% fixed interest rate.  Payments of interest and principal, based on a 25 year amortization period, will be $642,213 per quarter.  The Company paid a 1% fee to Citizens at closing, and is also responsible for legal and other costs related to the new loan.  The loan is secured by:

1.	a first mortgage on the Royal Sonesta Hotel Boston property,
2.	a parent company guaranty of $5 Million, and
3.
a restricted cash collateral account in the amount of $5 Million.  This cash collateral account will be released by Citizens over a two year period provided the Hotel achieves certain debt service coverage ratios.

The Citizens loan is subject to a maximum loan to value ratio of 65%, and to minimum debt service coverage ratios, which will be tested quarterly based on trailing twelve month earnings of the Hotel.

EXHIBITS TO FORM 8-K

NUMBER	DESCRIPTION
10.26	Term Loan Agreement, dated February 12, 2010, between the Trustees of Charterhouse of Cambridge Trust and Sonesta of Massachusetts, Inc. as Borrower and RBS Citizens, National Association, as Lender.
10.27	Promissory Note, dated February 12, 2010 from the Trustees of Charterhouse of Cambridge Trust and Sonesta of Massachusetts, Inc. to RBS Citizens, National Association.
10.28
Mortgage and Security Agreement, dated as of February 12, 2010, from the Trustees of Charterhouse of Cambridge Trust and Sonesta of Massachusetts, Inc., as Mortgagor to RBS Citizens, National Association, as Mortgagee.

10.29	Limited Guaranty to RBS Citizens, National Association from Sonesta International Hotels Corporation, dated February 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

Date:                      February 17, 2010

By:	/s/ Boy van Riel
Boy van Riel
Vice President and Treasurer
(Authorized to sign on behalf of the Registrant as Principal Financial Officer).